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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GLOBESPANVIRATA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The Annual Meeting of Stockholders (the "Annual Meeting") of GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata" or the "Company"), will be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Thursday, October 16, 2003, at 9:00 a.m. (local time), for the following purposes:

  1.
  to elect eight directors;

  2.
  to approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,800,000 shares;

  3.
  to approve the Company's 2003 Non-Employee Director Restricted Stock Plan and thereby eliminate the shares available for future grants under the Company's existing director stock plan;

  4.
  to ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for the year ending December 31, 2003; and

  5.
  to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

        All stockholders of the Company are cordially invited to attend the Annual Meeting in person. The Board of Directors has fixed the close of business on August 20, 2003 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company's common stock is entitled to one vote on all matters presented at the Annual Meeting. The Company will make available an alphabetical list of stockholders entitled to vote at the Annual Meeting for examination by any stockholder during ordinary business hours, before the Annual Meeting, at the Company's offices located at 100 Schulz Drive, Red Bank, New Jersey 07701 or, on the date of the Annual Meeting, at the Annual Meeting.

        Whether or not you expect to attend the Annual Meeting in person, please read the accompanying proxy statement and promptly complete, date and sign the enclosed proxy card and return it in the enclosed reply envelope. The proxy is revocable by you at any time prior to its use at the Annual Meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to assure that all your shares will be voted at the Annual Meeting.

By Order of the Board of Directors

Michael Otner Corporate Secretary
September 19, 2003

PROXY STATEMENT

General

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of GlobespanVirata, Inc., a Delaware corporation ("GlobespanVirata" or the "Company"), of proxies for use at the 2003 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey, on Thursday, October 16, 2003 at 9:00 a.m. (local time), and at any adjournment of the Annual Meeting. The Company's mailing address is 100 Schulz Drive, Red Bank, New Jersey 07701. This Proxy Statement and the enclosed proxy are first being sent to stockholders and made available on the Internet (http://www.globespanvirata.com) on or about September 19, 2003.

        Only stockholders of record at the close of business on August 20, 2003 (the "Record Date") will be entitled to receive notice of and to vote at the Annual Meeting. Each share of common stock outstanding on the Record Date is entitled to one vote. All shares of common stock will vote together as one class on all questions that come before the Annual Meeting. Cumulative voting is not allowed. On the Record Date, there were 133,331,677 shares of common stock outstanding and entitled to vote. No other voting class of stock is outstanding.

        At the Annual Meeting, stockholders of the Company will be asked to:

  (1)
  elect as directors the nominees named below;

  (2)
  approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 2,800,000 shares;

  (3)
  to approve the Company's 2003 Non-Employee Director Restricted Stock Plan and thereby eliminate the shares available for future grants under the Company's existing director stock plan;

  (4)
  ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2003; and

  (5)
  consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment(s) thereof.

Quorum; Vote Required

        Votes at the Annual Meeting will be tabulated by an inspector of election appointed by the Company. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business at the Annual Meeting.

        Stockholders who hold their shares in "street name" must vote their shares in the manner prescribed by their brokers. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, as a general rule, brokers may vote these shares in their discretion. However, brokers are precluded from exercising their voting discretion on certain types of proposals and, absent specific instructions from the beneficial owner in such cases, brokers may not vote on those proposals. This results in what is known as a "broker non-vote" on such proposals.

        Shares of common stock represented by a properly signed and returned proxy are considered present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.

        Election of directors will be determined by a plurality vote of the shares of common stock present in person or by proxy and voting at the Annual Meeting. Accordingly, votes withheld from director-nominee(s) will not count against the election of such nominee(s). Absent specific instructions from the beneficial owner, brokers have discretionary authority to vote on the election of directors.

        Passage of the proposals to amend the Employee Stock Purchase Plan and adopt the Company's 2003 Non-Employee Director Restricted Stock Plan requires the approval of a majority of the total votes cast on the proposal, in person or by proxy. Abstentions as to these proposals will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether these proposals have been approved. Absent specific instructions from the beneficial owner, brokers generally will not have discretionary authority to vote on these proposals.

        Passage of the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2003 requires the approval of a majority of the votes cast on this proposal. Abstentions as to this proposal will not count as votes cast for or against this proposal and will not be included in calculating the number of votes necessary for approval of this proposal. Absent specific instructions from the beneficial owner, brokers have discretionary authority to vote on this proposal.

        All other matters will be determined by the vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and voting on such matters. Abstentions and broker non-votes as to particular matters will not count as votes cast for or against such matters and will not be included in calculating the number of votes necessary for approval of such matters.

        Each stockholder of record of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that shares owned thereby are voted at the Annual Meeting. Stockholders who hold their shares in "street name" must vote their shares in the manner prescribed by their brokers. Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted FOR the nominees for election as directors named below, FOR approval of the amendment to the Company's Employee Stock Purchase Plan, FOR approval of the Company's 2003 Non-Employee Director Restricted Stock Plan, FOR the selection of PricewaterhouseCoopers LLP as the independent accountants for the Company, and, in the discretion of the proxy holders, on any other matters that properly come before the Annual Meeting.

Revocation of Proxies

        Any stockholder may revoke a proxy at any time before such proxy is voted. Proxies may be revoked by:

  •
  delivering to the Company's Secretary a written notice of revocation bearing a date later than the date of the proxy;

  •
  duly executing a subsequent proxy relating to the same shares of common stock and delivering it to the Company's Secretary; or

  •
  attending the Annual Meeting and stating to the Company's Secretary an intention to vote in person and so voting.

        Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. Any subsequent proxy or written notice of revocation of a proxy should be delivered to GlobespanVirata, Inc., 100 Schulz Drive, Red Bank, New Jersey 07701, Attention: Michael Otner, Corporate Secretary.

Solicitation Procedures

        The Company will bear all costs of the solicitation of proxies. Solicitation will be made by mail, and officers and regular employees of the Company may also solicit proxies by telephone, facsimile or personal interview. In addition, the Company expects to request persons who hold shares in their names for others to forward copies of this proxy soliciting material to them and to request authority to execute proxies in the accompanying form, and the Company will reimburse such persons for their out-of-pocket and reasonable clerical expenses in connection with such distributions. The Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies and to verify records related to the solicitations. Innisfree M&A Incorporated will receive a fee of approximately $8,500 plus reasonable out-of-pocket expenses for such services. You are urged to send in your proxies without delay.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        The table below sets forth information regarding the beneficial ownership of GlobespanVirata's common stock as of August 20, 2003, by (1) each person or entity who is known by GlobespanVirata to own beneficially more than 5% of GlobespanVirata's outstanding stock; (2) each executive officer of the Company named in the Summary Compensation Table; (3) each of the Company's directors and nominees for director; and (4) all directors, nominees and executive officers as a group.

        Applicable percentage ownership in the following table is based on 133,331,677 shares of common stock outstanding as of August 20, 2003. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of the Company's common stock subject to options or conversion rights that are presently exercisable or exercisable within 60 days of August 20, 2003 are deemed to be outstanding and beneficially owned by the person holding such options or conversion rights for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

Beneficial Owner	Number of Shares	Percent of Class
Entities Associated with Texas Pacific Group(1)	7,086,216	5.3%
Forstmann-Leff Associates, LLC(2)	7,803,972	6.0
Armando Geday(3)	2,358,394	1.7
Nicholas Aretakis(4)	654,174	*
Robert McMullan(5)	679,928	*
C. Michael Powell(6)	312,500	*
Bami Bastani	0	*
Steven J. Bilodeau	0	*
Gary Bloom(7)	124,099	*
Dipanjan Deb(8)	45,000	*
Garry K. McGuire, Sr.	0	*
John Marren	0	*
Giuseppe Zocco(9)	254,746	*
All directors and executive officers as a group (12 persons)(10)	11,515,057	8.4%

* Indicates less than 1%.

(1)
Consists of 335,288 shares held by Communication GenPar, Inc., 6,124,206 shares held by TPG Partners, L.P., 439,222 shares held by TPG Parallel I, L.P. and 187,500 shares subject to options (including "out-of-the money options") held by TPG GenPar, LP which are exercisable within 60 days of August 20, 2003. TPG Partners, L.P. and TPG Parallel I, L.P., affiliates of Texas Pacific Group, are shareholders in Communication GenPar, Inc. James Coulter, one of the Company's former directors, is the sole director and President of Communication GenPar, Inc. and is a managing partner of the general partner of the Texas Pacific Group entities. John Marren, one of the Company's directors, is a partner of the general partner of the Texas Pacific Group entities. The address of Texas Pacific Group is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(2)
Based on a Schedule 13G filed on February 13, 2003, Forstmann-Leff Associates, LLC ("FLA") beneficially holds 7,803,972 shares of common stock. The Schedule 13G indicates that FLA has sole voting power over 2,248,877 shares of common stock, shares voting power over 3,392,321 shares of common stock, sole dispositive power over 3,335,064 shares of common stock and shared dispositive power over 4,468,908 shares of common stock. The address of FLA is 590 Madison Avenue, New York, New York 10022.

(3)
Includes 1,955,663 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(4)
Includes 541,250 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(5)
Includes 516,875 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(6)
Includes 312,500 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(7)
Includes 124,099 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(8)
Includes 45,000 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(9)
Includes 124,099 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

(10)
Includes 3,806,986 shares subject to options (including "out-of-the money options") that are exercisable within 60 days of August 20, 2003.

PROPOSAL 1. ELECTION OF DIRECTORS

        Eight persons have been nominated for election to the board of directors of the Company, each to serve until the 2004 Annual Meeting of Stockholders and until their successors are elected and qualified. It is anticipated that each nominee will be a candidate when the election is held. However, if for any reason a nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Company (except proxies marked to the contrary).

        The Board of Directors recommends that stockholders vote "FOR" the election of the nominees for the Board of Directors named below. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted "FOR" the nominees named below.

Nominees and Executive Officers

        Set forth below are the names of each nominee for the office of director and each executive officer of the Company, such person's age, the year such person was elected a director of the Company, if any, and such person's principal occupation, other business experience during the last five years, and other directorships in publicly-held corporations:

Nominees

Name	Age	Position
Armando Geday(1)	41	President, Chief Executive Officer and Director
Bami Bastani	50	Director
Steven J. Bilodeau	44	Director
Gary Bloom(1)(3)(4)	42	Director
Dipanjan Deb(1)(3)(4)	34	Director
John Marren(1)(2)(3)	40	Director
Garry K. McGuire, Sr.(2)	56	Director
Giuseppe Zocco(2)(4)	37	Director

(1)
Member of Executive Committee

(2)
Member of Audit Committee

(3)
Member of Compensation Committee

(4)
Member of Nominating and Governance Committee

        Armando Geday has served as the Company's President and Chief Executive Officer and as a director since April 1997. From June 1986 to March 1997, Mr. Geday was Vice President and General Manager of the Multimedia Communications Division of Rockwell Semiconductor Systems, a developer and manufacturer of semiconductor systems. Mr. Geday received a B.S. in Electrical Engineering from the Florida Institute of Technology.

        Bami Bastani has served as a member of the Company's Board of Directors since September 2003. Dr. Bastani has been President and Chief Executive Officer, and member of the Board of Directors of Anadigics, Inc. since October 1998. Prior to joining Anadigics, Dr. Bastani served as Executive Vice President, System LSI Group for Fujitsu Microelectronics, Inc., from 1996 to 1998. Dr. Bastani received a B.S. degree in Electrical Engineering from the University of Arkansas and a M.S. and Ph.D. in Electrical Engineering from Ohio State University.

        Steven J. Bilodeau has served as a member of the Company's Board of Directors since September 2003. Mr. Bilodeau has been the President and Chief Executive Officer, and member of the Board of Directors of Standard Microsystems Corporation since March 1999. In February 2000, he assumed responsibility as Chairman of the Board. Prior to joining Standard Microsystems Corporation, Mr. Bilodeau held various senior management positions during his 13 years of service with Robotic Vision Systems Inc., or RVSI, most recently as President of RVSI's Semiconductor Equipment Group from 1996 through 1998, and as a member of RVSI's Board of Directors from 1997 through 1998. Mr. Bilodeau received a B.S. and M.S. in Electrical Engineering from Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

        Gary Bloom has served as a member of the Company's Board of Directors since the closing of the Company's merger with Virata in December 2001. Mr. Bloom has been the Chief Executive Officer, President and a Director of Veritas Software Corporation since November 2000. Mr. Bloom has also served as Chairman of the Board of Veritas Software since January 2002. Mr. Bloom previously served as Executive Vice President of Oracle Corporation and was employed by Oracle from September 1986 to November 2000. Mr. Bloom received a B.S. in Computer Science from California Polytechnic State University at San Luis Obispo.

        Dipanjan Deb has served as a member of the Company's Board of Directors since March 1999. Mr. Deb has been a partner of Francisco Partners, an investment firm, since August 1999. From November 1998 until August 1999, Mr. Deb was employed by Texas Pacific Group, an investment firm, where he was responsible for technology-related investments. From August 1991 to June 1994, Mr. Deb was employed at Robertson Stephens, an investment bank. Mr. Deb rejoined Robertson Stephens in June 1996 and served as their Director of Semiconductor Banking until October 1998. Mr. Deb received a B.S. in Electrical Engineering from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

        John Marren has served as a member of the Company's Board of Directors since June 2000. Since April 2000, Mr. Marren has served as a partner of Texas Pacific Group, an investment firm. From 1996 until 2000, Mr. Marren served as a managing director and the co-head of Technology Investment Banking for Morgan Stanley Dean Witter. From 1992 until 1996, Mr. Marren was a managing director and semiconductor research analyst for Alex, Brown & Sons. Mr. Marren currently serves as Chairman of the Board for MEMC Electronic Materials, Inc. and as a director of ON Semiconductor Corporation and several privately held companies. Mr. Marren received a B.S. in Electrical Engineering from the University of California at Santa Barbara.

        Garry K. McGuire, Sr. has served as a member of the Company's Board of Directors since September 2003. Mr. McGuire has been the Chief Financial Officer of Avaya Inc. since September 2000 and also currently serves as their Senior Vice President, Corporate Development. Mr. McGuire was Chief Financial Officer for Lucent Technologies Inc.'s Enterprise Networks Group from May 2000 until September 30, 2000. Mr. McGuire was a consultant to Kleiner, Perkins, Caufield and Byers, a venture capital firm, from August 1999 to December 1999. He was President and Chief Executive Officer of Williams Communications Solutions, LLC, from April 1997 to July 1999, and was

President of Nortel Communications Systems, LLC, from September 1995 until April 1997. Mr. McGuire received a B.S. in Economics from the University of Dayton School of Business and currently serves on the Board of Trustees of the University of Dayton.

        Giuseppe Zocco has served as a member of the Company's Board of Directors since the closing of the Company's merger with Virata in December 2001. Mr. Zocco is a General Partner of Index Ventures, a private venture capital firm based in Geneva, Switzerland, which he joined in 1996. Mr. Zocco currently serves as a director of several privately held companies. Mr. Zocco holds an M.B.A. from Stanford Business School, a B.A. in Finance from Bocconi University in Milan, and an I.E.P. from the London Business School.

Other Executive Officers

Name	Age	Position
Nicholas Aretakis	42	Vice President—Worldwide Sales
Lawrence J. Ciaccia	45	Vice President and General Manager of the WLAN Business Unit
Robert McMullan	49	Chief Financial Officer and Vice President
C. Michael Powell	52	Chief Operating Officer

        Nicholas Aretakis has served as the Company's Vice President, Worldwide Sales since January 2003. Mr. Aretakis previously served as the Company's Vice President—Office of the President (Sales and Marketing) from December 2001 to January 2003 and the Company's Vice President, Worldwide Sales from May 1998 to December 2001. From July 1994 to April 1998, Mr. Aretakis served as Vice President of Marketing and Sales at ESS Technology, Inc., a developer of audio, digital video and modem/fax communication semiconductors and software products for the personal computing industry. Mr. Aretakis received a B.A. in Mathematics from Hobart College and a B.S. in Electrical Engineering from Columbia University.

        Lawrence J. Ciaccia has served as the Company's Vice President and General Manager of Wireless Local Area Networking since August 2003. Prior to joining the Company, Mr. Ciaccia was the Vice President and General Manager of Wireless Networking at Intersil Corporation from August 1999 to August 2003. From February 1998 to August 1999, Mr. Ciaccia was Vice President and Director of Engineering for the PRISM® Wireless Products business at Harris Corporation. From 1997 to 1998, Mr. Ciaccia was Director of Strategic and Product Marketing for the Multimedia Products business at Harris Corporation. Mr. Ciaccia received a B.S. degree in Electrical Engineering from Clarkson University and a M.B.A. from Florida Institute of Technology.

        Robert McMullan has served as the Company's Chief Financial Officer and Vice President since July 1998. Mr. McMullan also served as the Company's Secretary from February 1999 to February 2000. From November 1990 to March 1998, Mr. McMullan was employed by The BISYS Group, Inc., an outsourcer to the financial services industry, where he served as Executive Vice President and Chief Financial Officer. Mr. McMullan currently serves as a trustee of AmSouth Funds. Mr. McMullan received a B.A. in Business Administration from St. Michael's College.

        Charles Michael Powell has served as the Company's Chief Operating Officer and Vice President since April 2001. From July 1999 to October 2000, Mr. Powell served as Vice President, Network Processor Group of Vitesse Semiconductor. From September 1998 to July 1999, Mr. Powell served as Chief Operating Officer of XaQti, a communications integrated circuit company that designed and built network processors. Prior to joining XaQti, Mr. Powell served as President and CEO of Catalyst Semiconductor, a developer of programmable integrated circuit products. Mr. Powell received B.S. and M.S. degrees in Physics from Georgia Institute of Technology and M.S.E.E. and M.B.A. degrees from Stanford University.

The Board of Directors and Committees of the Board

        Presently, there are eight members on the Company's Board of Directors, seven of whom currently are neither officers nor employees of the Company. Charles Cotton resigned from the Board in December 2002 and James Coulter and Hermann Hauser each resigned from the Board in September 2003. During 2002, the Board of Directors of the Company met five times at regularly scheduled meetings and six times at special meetings. Members of the Board and its committees also consulted informally with management from time to time and acted by written consent without a meeting during 2002. The Company's Board has an Executive Committee, an Audit Committee, a Compensation Committee, a Special Stock Option Committee and a Nominating and Governance Committee. No incumbent director attended less than 75% of all the meetings of the Board and of those committees on which he served during 2002.

        Executive Committee.    The Executive Committee of the Board of Directors is authorized to act with respect to all matters arising before the Board, except for matters which require stockholder approval or are prohibited by Delaware law (including a sale of the Company). The current members of the Executive Committee are Messrs. Deb, Bloom, Geday and Marren. The Executive Committee did not meet in 2002.

        Compensation Committee.    The Compensation Committee is authorized to approve salaries and incentive compensation for the president and other executive officers, and to award stock options to employees, consultants and other eligible grantees under the Company's stock option plans and performs such other functions regarding compensation as the Board may delegate. As part of the foregoing, the Compensation Committee administers the Company's stock option and stock purchase plans. The current members of the Compensation Committee are Messrs. Bloom, Deb and Marren. James Coulter served on the Compensation Committee during 2002, but was replaced on such committee by Mr. Marren in July 2002. The Compensation Committee held four meetings in 2002.

        Special Stock Option Committee.    The Special Stock Option Committee, which is currently comprised of only the Chief Executive Officer, is authorized to approve the grant to non-executive officers and employees of stock options in amounts less than or equal to 100,000 shares per grant, and to allocate stock options to purchase common stock to non-executive employees once these grants have been authorized in total by the Board of Directors or the Compensation Committee. The Compensation Committee routinely reviews stock option grants approved by the Special Stock Option Committee. As it is comprised of only one individual, the Special Stock Option Committee took all actions in 2002 by written consent.

        Audit Committee.    The Audit Committee of the Board of Directors reviews and monitors the Company's corporate financial reporting and the Company's audits, including, among other things, the Company's internal control functions, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The Audit Committee also consults with the Company's management and independent auditors prior to the presentation of quarterly and annual financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company's financial affairs. In addition, the Audit Committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with the Company's independent auditors. The current members of the Audit Committee are Messrs. Marren, McGuire and Zocco. Hermann Hauser served on the Audit Committee during 2002, but has since resigned from the Board and, as a result, no longer serves on such committee. Mr. McGuire replaced Dr. Hauser on the committee. The Board of Directors has determined that each of the members of this Committee is an "independent director" as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc., or the NASD. The Board has also determined that Mr. McGuire qualifies as an "audit committee financial expert" under applicable SEC regulations and proposed rules of the NASD. The Audit Committee held five meetings in 2002.

        Nominating and Governance Committee.    The Board of Directors established a Nominating and Governance Committee in January 2003. The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders. The Nominating and Governance Committee is also responsible for developing a set of corporate governance principles and for overseeing corporate governance matters. This Committee also considers nominees proposed by shareholders. To recommend a prospective nominee for the Nominating and Governance Committee's consideration, shareholders should submit the candidate's name, biographical data and qualifications to the Company's Corporate Secretary in writing to the following address: GlobespanVirata, Inc., 100 Schulz Drive, Red Bank, New Jersey 07701, Attn: Corporate Secretary. The current members of the Nominating and Governance Committee are Messrs. Bloom, Deb and Zocco. The Board of Directors has determined that each of the members of this Committee is an "independent director" as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. The Nominating and Governance Committee did not exist in 2002, but met in 2003 to recommend to the full Board each of the nominees for election to the Board of Directors, as presented herein.

Compensation of Directors

During 2002

        During 2002, each of the directors of GlobespanVirata who was an employee received $1,500 for each meeting of the Board of Directors attended. Of these non-employee directors who also served on either the Compensation or the Audit Committees, each received $750 for each committee meeting attended. The Company also reimbursed its directors for out-of-pocket expenses incurred by them in their capacity as directors. Dr. Hauser and Messrs. Bloom, Coulter, Deb, Marren and Zocco were non-employee directors in 2002.

        In addition, the 1999 Director Stock Plan grants to each non-employee director an option to purchase 30,000 shares of common stock on the date on which he or she is initially elected or appointed to the board, and another option to purchase 15,000 shares of common stock at each of the first two annual stockholders' meetings in the calendar years following the year in which he or she initially became a board member. At each annual stockholders' meeting following the annual meeting at which each non-employee director received the second option to purchase 15,000 shares of common stock, the 1999 Director Stock Plan grants to each continuing director an option to purchase 7,500 shares of common stock. Each initial option becomes exercisable and vested in 12 equal monthly installments upon the director's completion of each month of Board service measured from the first anniversary of the grant date, provided that he or she attended at least 75% of the scheduled board meetings. Each subsequent option is fully vested as of the date of grant.

        The Board of Directors has suspended the issuance of options pursuant to the 1999 Director Stock Plan pending outcome of the stockholder vote on the new 2003 Non-Employee Director Restricted Stock Plan at the Annual Meeting. As a result, Dr. Bastani and Messrs. Bilodeau and McGuire did not receive any options pursuant to the 1999 Director Stock Plan upon joining the Company's Board of Directors in September 2003. These directors will instead be eligible to receive grants of restricted stock under the new 2003 Non-Employee Director Restricted Stock Plan if such plan is approved by stockholders at the Annual Meeting. If the new plan is not so approved, the suspension of the 1999 Director Stock Plan will be lifted and such directors will receive the options they would have otherwise been entitled to receive pursuant to the 1999 Director Stock Plan had such plan not been suspended at the time they joined the Board.

Subsequent to the Annual Meeting

        Beginning in 2002, GlobespanVirata began reviewing non-employee director compensation in light of the Sarbanes-Oxley Act of 2002, SEC and Nasdaq corporate governance proposals, cash and stock compensation by comparable companies, the workload and schedule required of GlobespanVirata's directors and levels of market demand for directors. In April 2003 and then again in July 2003, the Nominating and Governance Committee and the Board of Directors as a whole reviewed GlobespanVirata's compensation of non-employee directors. GlobespanVirata also engaged a compensation consultant to survey compensation practices both of comparable companies and of a broader range of technology companies, and to recommend changes in the Company's board compensation. Based on these surveys and other factors, the Board of Directors voted to change the compensation of non-employee directors. Effective after the Annual Meeting each non-employee director will receive the following compensation for service as a director: (i) an annual retainer fee of $25,000; (ii) a $1,500 fee for each Board or committee meeting attended in person; and (iii) a $750 fee for each Board or committee meeting attended telephonically. The Chairman of the Audit Committee will receive an additional $10,000 annual retainer fee and the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee will each receive an additional $5,000 annual retainer fee. Directors will continue to be reimbursed for customary and usual travel expenses. Directors employed by GlobespanVirata (currently only Mr. Geday) do not receive any compensation for their board activities.

        In addition, at the Annual Meeting, the stockholders are being asked to approve the Company's 2003 Non-Employee Director Restricted Stock Plan, which would replace the Company's existing 1999 Director Stock Plan. Under the new plan, if approved by stockholders, each non-employee director will receive (i) an initial grant of 20,000 shares of restricted stock on the date of the Annual Meeting (or in the case of future directors, when first elected or appointed to the Board), provided that Board members who served as directors of the Company during 2002 and continue to serve following the Annual Meeting will receive a reduced initial grant of 17,500 shares of restricted stock, and (ii) an annual grant of 5,000 shares of restricted stock on the date of each subsequent annual meeting of stockholders. Initial grants will vest in 16 quarterly installments, with 6.25% of the shares vesting in each installment. Annual grants will vest in eight quarterly installments, with 12.50% of the shares vesting in each installment. The first vesting date in each case will fall three months after the date of grant, with subsequent vesting dates at three month intervals thereafter. Restricted shares will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to the applicable vesting date. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors will have all of the other rights of a stockholder, including the right to receive dividends and vote the shares. If the 2003 Non-Employee Director Restricted Stock Plan is not approved at the Annual Meeting, the 1999 Director Stock Plan will remain in effect in accordance with its terms together with any shares that have been authorized for grant or issuance thereunder. Additional information regarding this proposed plan is included in this Proxy Statement under the heading "Proposal 3. Approval of 2003 Non-Employee Director Restricted Stock Plan."

Report of the Audit Committee

        During 2002, the Audit Committee consisted of Hermann Hauser, John Marren and Giuseppe Zocco. Dr. Hauser has since resigned from the Board of Directors and, as a result, no longer serves on the Audit Committee. Garry McGuire joined the Board of Directors in September 2003 and is currently a member of the Audit Committee; however, because Mr. McGuire was not a member of the Audit Committee during 2002, he has not participated in the review and discussions referred to in this report.

        The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is filed with the SEC as required.

        The following is the report of the Audit Committee with respect to the Company's audited financial statements for the year ended December 31, 2002. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed with the SEC", nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates the report by reference in any such document.

        The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002. The Audit Committee has discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1 (that relates to the accountant's independence from the Company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the Company.

        The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and independent auditors. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statement are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company's independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee's responsibility is to monitor and review these processes. The Audit Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

BY ORDER OF THE AUDIT COMMITTEE
John Marren Giuseppe Zocco

CERTAIN TRANSACTIONS

        During the year ended December 31, 2002, the Company recorded product sales of $1.8 million related to goods sold to Paradyne Networks, Inc. Entities associated with Texas Pacific Group beneficially owned more than 10% of the outstanding capital stock of both GlobespanVirata and Paradyne Networks during such year. In addition, certain former members of GlobespanVirata's Board of Directors have served as directors of Paradyne Networks.

        In May 1999, the Company loaned approximately $1,233,300 to Robert McMullan and $1,166,630 to Nicholas Aretakis, secured by a stock pledge agreement, in connection with their purchase of approximately 323,325 and 303,324 shares (as adjusted for the Company's 3-for-1 stock split in February 2000) of the Company's common stock, respectively. Each full recourse note accrues interest at the rate of 5.22% per annum and is payable upon the earlier of the fifth anniversary of the note or 30 days following termination of employment. In June 1999, the Company loaned approximately $2,200,000 to Armando Geday in connection with his purchase of approximately 1,467,180 shares (as adjusted for the Company's 3-for-1 stock split in February 2000) of the Company's common stock. Mr. Geday's loan is on substantially the same terms as the loans to Messrs. McMullan and Aretakis. Mr. McMullan has paid approximately $890,000 in principal and interest on the loan. In accordance with the Sarbanes-Oxley Act of 2002, the Company will not enter into any similar loan transactions with the Company's executive officers or directors in the future.

        During 2002, the Company licensed certain technology related to subscriber line integrated circuit products from Legerity, Inc., a provider of analog/mixed-signal integrated circuits for wireline voice and data networks. The license fee paid to Legerity during 2002 was $800,000. Dipanjan Deb, a director of the Company, is a partner of an investment firm that is a controlling stockholder of Legerity and is also a director of Legerity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Such directors, officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by it, and on written representations from certain reporting persons, the Company believes that its directors, officers and 10% stockholders timely filed all forms required to be filed under Section 16(a) during the year ended December 31, 2002.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information for the years ended December 31, 2002, 2001, and 2000 paid by the Company for services by (i) the Company's Chief Executive Officer, (ii) four additional executive officers whose total salary and bonus for the year ended December 31, 2002 exceeded $100,000, and (iii) two individuals who were executive officers of the Company during

2002, but were not executive officers at December 31, 2002, collectively, the individuals referred to in (i), (ii) and (iii) above are referred to below as the named executive officers:

Summary Compensation Table

Long-term Compensation
Annual Compensation
Name and Principal Position				Securities Underlying Options (#)	All Other Compensation(a)
	Year	Salary	Bonus
Armando Geday President and Chief Executive Officer	2002 2001 2000	$350,000 235,000 235,000	$280,000 550,000 550,000	2,500,000 1,000,033 250,000	$30,523 381 573
Nicholas Aretakis Vice President— Worldwide Sales	2002 2001 2000	220,000 160,000 160,000	120,000 275,000 275,000	0 500,000 120,000	8,470 4,994 5,448
Robert McMullan Chief Financial Officer and Vice President	2002 2001 2000	220,000 160,000 160,000	120,000 275,000 275,000	0 500,000 90,000	8,711 7,261 7,133
C. Michael Powell(b) Chief Operating Officer and Vice President	2002 2001	220,865 117,775	180,000 180,000	200,000 450,000	1,089 150
Vivek Bansal(c) Former Vice President— Sales and Marketing	2002 2001 2000	220,000 147,692 113,077	180,000 275,000 150,000	200,000 500,000 0	8,590 6,558 4,667
Charles Cotton(d) Former Executive Chairman	2002	293,390	182,000	150,000	169,191	(e)
Andrew Vought(f) Former Vice President— Office of the President (Finance, Legal, Operations and IT)	2002	114,230	60,000	0	133,709	(g)

(a)
The amounts shown, unless otherwise noted, reflect Company contributions under the Company's 401(k) plan and imputed income on life insurance premiums. For 2002, the amount shown for Mr. Geday also includes retroactive pay of $2,213 and payments totaling $27,953 for personal transportation expenses. For 2002, the amounts shown for Messrs. Aretakis, Bansal, McMullan and Powell also include retroactive pay of $1,153, $1,153, $1,153 and $865, respectively. In accordance with SEC regulations, the Company has not included perquisites received by a named executive officer in a particular year to the extent such perquisites constitute less than the lesser of (i) $50,000 or (ii) 10% of the named executive officer's annual salary and bonus in that year.

(b)
Mr. Powell's employment with the Company commenced in April 2001. He assumed an expanded role with the Company during 2002 and the Board of Directors formally recognized him as an executive officer in the first quarter of 2003.

(c)
Mr. Bansal's employment with the Company commenced in January 2000. He assumed an expanded role with the Company during 2002 and the Board of Directors formally recognized him as an executive officer in the first quarter of 2003. In July 2003, Mr. Bansal relocated to India and is now employed by the Company's subsidiary in India. He no longer serves as an executive officer of the Company.

(d)
Mr. Cotton's employment with the Company commenced upon the closing of the Company's merger with Virata Corporation in December 2001. Mr. Cotton's employment with the Company terminated on December 20, 2002. All cash compensation paid to Mr. Cotton during 2002 that was paid in pounds sterling has been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per pound sterling as certified for customs purposes by the Federal Reserve Bank of New York for the year ended December 31, 2002 was $1.50.

(e)
Represents (i) an accrued pension contribution paid by the Company for the benefit of Mr. Cotton under the Company's pension arrangement in the amount of $11,691 and (ii) additional payments in the aggregate amount of $157,500 made to Mr. Cotton under the terms of his compromise agreement entered into in connection with the termination of his employment.

(f)
Mr. Vought's employment with the Company commenced upon the closing of the Company's merger with Virata Corporation in December 2001. Mr. Vought's employment with the Company terminated on June 30, 2002.

(g)
Represents (i) contributions paid by the Company under the Company's 401(k) plan in the amount of $1,058 and (ii) severance payments to Mr. Vought in connection with the termination of his employment totaling $132,651.

Option Grants in Last Fiscal Year

        The following table sets forth each grant of stock options during the year ended December 31, 2002 to each of the named executive officers. No stock appreciation rights were granted to these individuals during such year.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(d)
	Number of Securities Underlying Options Granted(a)	% of Total Options Granted to Employees in 2002(b)
Name			Exercise Price(c)	Expiration Date	5%	10%
Armando Geday	2,500,000	26.0%	$3.31	7/21/12	$5,204,103	$13,188,219
C. Michael Powell	200,000	2.1%	$3.31	7/21/12	$416,328	$1,055,058
Vivek Bansal	200,000	2.1%	$3.31	7/21/12	$416,328	$1,055,058
Charles Cotton	150,000	1.6%	$4.70	12/20/05	$443,371	$1,123,588

(a)
Each officer vests as to 25% of the option shares, upon completion of 12 months of service from the date of grant; and each officer vests as to 6.25% of the option shares upon the completion of every three-month period of service over the next three years thereafter. Each of the options has a ten-year term, but the term may end earlier if the optionee ceases service with the Company. Messrs. Aretakis, McMullan and Vought did not receive any option grants during 2002.

(b)
Based on a total of 9,620,331 options to purchase common stock granted to the Company's employees under all of the Company's stock option plans during 2002.

(c)
The exercise price was equal to the fair market value of the Company's common stock as valued by the Board of Directors on the date of grant. Options may also be exercised, to the extent permissible under applicable law and Company policy, through a cashless exercise procedure involving a same-day sale of the purchased shares.

(d)
The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

Aggregated Option Exercises in
Last Fiscal Year and Fiscal Year-end Option Values

        The following table sets forth information concerning the number of shares acquired and the value realized upon the exercise of stock options during the year ended December 31, 2002 and the number and value of unexercised options for each of the named executive officers.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2002 Vested/Unvested	Value of Unexercised In-The-Money Options Held at December 31, 2002 Vested/Unvested(a)
Armando Geday	—	—	795,651/3,363,150	$93,163/$2,774,306
Nicholas Aretakis	—	—	361,250/417,500	$0/$9,450
Robert McMullan	—	—	344,375/406,875	$0/$12,150
C. Michael Powell	—	—	143,750/506,250	$0/$220,000
Vivek Bansal	—	—	181,250/518,750	$0/$220,000
Charles Cotton	126,457	$477,146	1,531,329/0	$1,123,891/$0
Andrew Vought	—	—	375,900/249,376	$346,139/$2,131

(a)
Based on the closing price of the Company's common stock on the Nasdaq National Market on December 31, 2002 of $4.41 per share.

Change in Control Arrangements and Employment Agreements

        The Company entered into an employment agreement with Mr. Geday, dated October 1, 2001, which took effect upon the closing of the Company's merger with Virata on December 14, 2001. The employment agreement with Mr. Geday provides for an initial two-year term; provided that beginning on the effective date and on each day thereafter, the employment period shall automatically be extended for one additional day, unless either party notifies the other that it no longer wishes such automatic extensions to continue. The agreement provides for an annual base salary to be no less favorable to Mr. Geday than his 2001 base salary of $235,000 and which shall be reviewed by the Board of Directors no less frequently than annually, at which time Mr. Geday's salary may be increased (but not decreased) at the discretion of the Board of Directors. In 2002, Mr. Geday was paid a base salary of $350,000. Mr. Geday is eligible to earn an annual performance bonus in an amount determined at the discretion of the Board of Directors for each year; provided that Mr. Geday's total cash compensation in any calendar year shall be no less than $500,000. If the Company terminates Mr. Geday's employment without cause or he resigns for good reason, then he will be promptly paid as severance a lump sum equal to (a) any accrued but unpaid base salary to the date of termination and all other accrued but unpaid amounts as of the date of termination, (b) the product of (i) 100% of Mr. Geday's target bonus for the calendar year in which the termination occurs times (ii) a fraction, the numerator of which is the number of days of the then current calendar year that have elapsed prior to the date of termination and the denominator of which is 365, (c) an amount equal to the product of Mr. Geday's annual base salary times two, (d) an amount equal to Mr. Geday's target bonus for the calendar year in which the termination occurs and (e) an additional payment of $500,000. In addition, if the Company terminates Mr. Geday without cause or he resigns for good reason, all options and shares of restricted stock granted to Mr. Geday will become fully vested and he shall be entitled to exercise all such options for three years following the date of termination. During the first two years following the effective date of the agreement, Mr. Geday's employment may only be terminated by the Company upon the affirmative vote, in writing, of directors constituting at least 75% of the then current members of the Board of Directors, after a duly constituted meeting of the Board of Directors held to consider such matter, with reasonable advance notice to Mr. Geday that such Board of Directors meeting is to occur, and with an opportunity to be represented at such meeting by counsel.

        The Company has entered into employment agreements with each of Messrs. Aretakis, Bansal, Powell and McMullan. The employment agreements had an initial term from January 17, 2002 through December 31, 2002, and provide for automatic one-year extensions unless either party gives at least 60 days notice that it no longer wishes such automatic extensions to continue. The agreements each provide for an annual base salary of $220,000, to be reviewed by the Board of Directors no less frequently than annually and may be increased at the discretion of the Board. If the Company terminates the employment of Messrs. Aretakis, Bansal, Powell or McMullan without cause, then the executive will be promptly paid as severance a lump sum equal to his annual base salary. In addition, if the Company terminates the executive without cause, all of his options and shares of restricted stock shall continue to vest during the 12 month period commencing on the date of termination and he shall be entitled to exercise all such options during the 12 month period commencing on the date of termination and for an additional 90 days thereafter.

        Mr. Vought's employment terminated on June 30, 2002. Under his severance agreement, Mr. Vought is entitled to receive continuation of his base salary (at an annual rate of $220,000) and continuation coverage of medical benefits and other ancillary benefits for a period of 18 months. His severance agreement also provides that his outstanding options continue to vest for a period of 18 months from his termination date and that he shall be entitled to exercise all such options during such 18 month period and for an additional 90 days thereafter. Mr. Vought is also subject to provisions relating to the non-solicitation of employees and confidentiality.

        Mr. Cotton's employment terminated on December 20, 2002. Under his compromise agreement, the Company paid Mr. Cotton separation payments of £105,000 (including £5,000 towards his legal fees), and also provided him with continuation coverage of medical benefits and other ancillary benefits for a period of 12 months. His compromise agreement also provides for the accelerated vesting of his outstanding options, which will remain exercisable until three years from his termination date. Mr. Cotton is also subject to non-competition and non-solicitation provisions.

        Upon specified defined events causing a change in control of GlobespanVirata, an option or other award under the Company's1999 Equity Incentive Plan will become fully exercisable and fully vested if the option or award is not assumed by the surviving corporation or its parent or if the surviving corporation or its parent does not substitute another award on substantially the same terms. If an optionee or other participant under the 1999 Equity Incentive Plan is involuntarily terminated within 12 months after a change in control in which the option or award was assumed or substituted, then the option or award becomes fully exercisable and vested.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Company's Board of Directors currently consists of Messrs. Bloom, Deb and Marren. None of these individuals was an officer or employee of the Company at any time during 2002 or at any other time. No current executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Equity Compensation Plan Information

        The following table provides information as of December 31, 2002, with respect to the shares of the Company's common stock that may be issued under the Company's existing equity compensation plans.

				Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options
Plan category
	(a)		(b)	(c)
Equity compensation plans approved by stockholders(1)	11,802,085	(3)	$19.47	5,495,682	(4)
Equity compensation plans not approved by stockholders(2)	31,306,158		$16.35	10,644,906
Total(5)	43,108,243		$17.20	16,140,588

(1)
Consists of the 1996 Equity Incentive Plan, 1999 Equity Incentive Plan, 1999 Director Stock Plan and the 1999 Employee Stock Purchase Plan.

(2)
Consists of the 1999 Supplemental Stock Option Plan and the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan (formerly known as the Amended and Restated Virata Corporation 1999 Stock Incentive Plan).

(3)
Excludes purchase rights accruing under the Company's Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may purchase shares of the Company's common stock at six-month intervals at 85% of the lower of the fair market value at the beginning and end of each interval. The Purchase Plan permits eligible employees to purchase shares of the Company's common stock through payroll deductions, provided that the aggregate amount of each employee's payroll deductions does not exceed 15% of their cash compensation. Purchases of common stock occur on January 31 and July 31 of each year.

(4)
Includes shares available for future issuance under the Employee Stock Purchase Plan. As of December 31, 2002, 2,611,411 shares of common stock were available for issuance under the Employee Stock Purchase Plan.

(5)
The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans, with the exception of the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan. As of December 31, 2002, a total of 1,032,661 shares of the Company's common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those options outstanding is $5.45 per share. With the exception of the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan, no additional options may be granted under the assumed plans.

Summary Description of Equity Compensation Plans Not Approved by Stockholders

1999 Supplemental Plan

        In December 1999, the Board of Directors approved the adoption of the 1999 Supplemental Stock Option Plan (the "Supplemental Plan"). To date, the Company has reserved a total of 27,039,363 shares of its common stock for issuance under the Supplemental Plan. The Supplemental Plan is a non-shareholder approved plan under which options may be granted to employees and consultants of the Company who are neither officers nor Board members at the time of grant. The Supplemental Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The option grants may have an exercise price per share not lower than 75% of fair value at the date of grant. The maximum term of the options granted under the Supplemental Plan is ten years and each may terminate earlier within a specified period following the optionee's cessation of service with the Company. Each granted option will vest in one or more installments over the optionee's period of service with the Company. Options generally vest as to 25% of the shares subject to option on the first anniversary of the vesting commencement date and as to 6.25% quarterly thereafter. However, the options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the Supplemental Plan are non-statutory stock options under the Federal tax laws. As of December 31, 2002, options covering 22,001,572 shares of common stock were outstanding under the Supplemental Plan and 4,257,291 shares remained available for future option grants.

Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan

        Upon the acquisition of Virata Corporation, the Company assumed the Amended and Restated Virata Corporation 1999 Stock Incentive Plan ("the 1999 Stock Incentive Plan") pursuant to the terms of the merger agreement between the Company and Virata Corporation and reserved a total of 15,641,854 shares of the Company's common stock for issuance under the plan. The plan was approved by the stockholders of Virata Corporation and was amended and renamed the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan following the merger. The terms of the plan contemplate the grant of both incentive stock options and nonqualified stock options. The 1999 Stock Incentive Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The option grants may have an exercise price per share not lower than 85% of fair value at the date of grant. The maximum term of the options granted under the 1999 Stock Incentive Plan is ten years and each will terminate earlier within a specified period following the optionee's cessation of service with the Company. Each granted option will vest in one or more installments over the optionee's period of service with the Company. Options generally vest over a four year period from the date of grant. As of December 31, 2002, options covering 8,425,071 shares of common stock were outstanding under the 1999 Stock Incentive Plan and 6,387,615 shares remained available for future option grants.

Report of the Compensation Committee of the Board of Directors

        General.    The Compensation Committee makes all decisions concerning the salary and cash bonus compensation for the Company's chief executive officer and determines the salary and cash bonus compensation for the Company's other executive officers and senior management. The Compensation Committee is mindful of the Company's commitment to being a leading provider of integrated circuits in a competitive market. To realize these objectives, the Company's compensation levels must be such as to motivate and retain these individuals.

        Compensation Policy.    The overall policy of the Compensation Committee is to offer the Company's executive officers competitive compensation opportunities based on their personal performance, the financial performance of the Company and their contributions to the Company's success, and that are competitive enough to attract and retain highly skilled individuals. The compensation paid to these executives consists of base salary and incentive performance awards payable in cash which takes into account Company and individual performance. The Company also encourages ownership of stock by its executives through long-term stock based incentive awards. The Compensation Committee seeks to establish compensation packages that are competitive with the compensation level for executive officers with similar positions in comparable organizations (based on publicly available data from selected comparable companies). The Company is engaged in a very competitive industry and the Company's success depends on its ability to attract and retain qualified executives through the competitive compensation package it offers to these individuals.

        Employment Agreements.    The Company has entered into employment agreements with each of its executive officers. The descriptions of these employment agreements are contained in the Company's proxy statement under the heading "Change in Control Arrangements and Employment Agreements." The objective of these agreements is to assure the Company of consistency of leadership and the retention of a qualified management team and to provide a sense of employment security to these individuals and thereby encourage their decisions to benefit stockholders in the long-term.

        Base Salary.    The Compensation Committee annually reviews and determines the base salary for the Company's chief executive officer. The Compensation Committee further reviews and determines the base salaries for the Company's other executive officers based in part upon the recommendations of the Company's chief executive officer. When reviewing base salaries, the Compensation Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In accordance with the Company's compensation philosophy outlined above, the Compensation Committee seeks to establish base salaries for the Company's executive officers that are comparable to the compensation level for executive officers with similar positions in comparable organizations.

        Bonus.    The Compensation Committee sets target bonuses for the Company's chief executive officer and its other executive officers based on the respective officer's potential impact on the Company's operating and financial results. In setting the bonus amounts for the Company's executive officers and senior management other than the chief executive officer, the Compensation Committee also relies, in part, upon the recommendation of the Company's chief executive officer, as the person in the best position to judge the impact and performances of these individuals. The actual bonus that is paid to each officer is subject to the discretion of the Compensation Committee based on its assessment of the contributions of those individuals toward (i) increasing revenues, (ii) cutting costs, (iii) increasing the number of customers, (iv) developing the Company's businesses and (v) successfully completing the integration of acquisitions and certain other financial, business or strategic objectives. In its deliberations, the Compensation Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. The Compensation Committee exercised its discretion and made a judgment after considering the factors that it deemed relevant to determine the appropriate compensation for the Company's officers and senior management.

        Long-Term Incentives.    The Compensation Committee administers all of the Company's equity incentive plans for officers (and other employees). Officers (and other employees) are eligible to receive stock option grants, which are intended to promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to responsibilities of the individual officers, expected future contributions and prior option grants. Each option generally vests in installments over a four year period, contingent on the officer's continued employment with the Company. Stock option grants to executive officers are granted at an exercise price equal to fair market value of the Company's common stock on the date of grant. Stock options generally have value for the executive only if the price of GlobespanVirata's common stock increases above the fair market value on the grant date, and the executive remains employed for the period required for the shares to vest.

        CEO Compensation.    The Compensation Committee sets the annual salary and annual bonus of the chief executive officer in the same manner described above for all executive officers. Mr. Geday's salary for 2002 was $350,000, which reflected a competitive salary for his position for comparable companies within the industry. Based upon its evaluation of the Company's financial, business and strategic achievements and Mr. Geday's individual performance, the Compensation Committee awarded Mr. Geday a bonus of $280,000. The Compensation Committee believes the grant of stock options to

Mr. Geday is a key component of his compensation and is an important means of ensuring that the Company's chief executive officer shares significantly in the success of the Company's business with the Company's other stockholders. Mr. Geday was granted stock options to purchase 2,500,000 shares of the Company's common stock during 2002. The exercise price per share in effect under these options is $3.31, the fair market value per share of the common stock on the grant date. The options vest in installments over a four year period. In granting these awards, the Compensation Committee reviewed Mr. Geday's outstanding option grants and determined that these stock options were necessary and appropriate to retain Mr. Geday's services and to provide him with proper incentives over a four year vesting period. In particular, the Compensation Committee determined that Mr. Geday's prior grants did not provide significant retention and incentive value. The grant of these options also reflects the Committee's continuing policy to subject a substantial portion of Mr. Geday's overall compensation to the market performance of the Company's common stock.

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's chief executive officer and four other most highly paid named executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. Options that have been granted under the Company's 1999 Equity Incentive Plan are intended to qualify as performance-based compensation not subject to the deduction limit under Section 162(m). The Compensation Committee takes Section 162(m) into account in determining other compensation and in appropriate instances may limit compensation to comply with the limits of that section.

BY ORDER OF THE COMPENSATION COMMITTEE

Gary Bloom Dipanjan Deb John Marren

STOCK PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder returns, over the periods presented, on the Company's common stock, the Nasdaq Stock Market—(U.S.) Index, the Philadelphia Semiconductor Index and the JP Morgan H&Q Communications Index. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100 on June 23, 1999, the first day of public trading of the Company's common stock, in each of the Company's common stock, the Nasdaq Stock Market (U.S.) Index, the Philadelphia Semiconductor Index and the JP Morgan H&Q Communications Index. No cash dividends have been paid on the Company's common stock. The comparisons are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's common stock.

        The Company used the Philadelphia Semiconductor Index for comparative purposes in the current year because the industry index that was used in prior years, the JP Morgan H&Q Communications Index, was discontinued in 2002. As a result, as required by applicable SEC rules, the graph below includes performance data for the JP Morgan H&Q Communications Index through December 2001.

        As indicated in the charts, the market price of the Company's common stock (adjusted for stock splits) has decreased from $5.00 at the time of the Company's initial public offering of common stock, to a closing price of $4.41 on December 31, 2002.

Cumulative Total Returns Since the Company's Initial Public Offering

COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
AMONG GLOBESPANVIRATA, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE JP MORGAN H & Q COMMUNICATIONS INDEX
AND THE PHILADELPHIA SEMICONDUCTOR INDEX

* $100 invested on 6/23/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	6/23/99	12/31/99	12/31/00	12/31/01	12/31/02
GlobespanVirata, Inc.	$100.00	$434.12	$550.00	$259.00	$88.20
Nasdaq Stock Market (U.S.)	$100.00	$156.76	$94.58	$75.04	$51.88
JP Morgan H&Q Communications Index	$100.00	$198.34	$126.12	$58.74	N/A
Philadelphia Semiconductor Index.	$100.00	$150.74	$109.83	$100.09	$52.45

        The above report of the Compensation Committee and the stock performance graph shall not be deemed to be "soliciting material" or to be "filed with the SEC", nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and regardless of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates such report or graph by reference in any such document.

PROPOSAL 2. APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

General

        At the Annual Meeting, the Company's stockholders will be asked to approve an increase in the total number of shares authorized under the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 2,800,000 shares.

        The Purchase Plan permits employees of the Company and its subsidiaries to purchase the Company's Common Stock at a discounted price. The Purchase Plan is designed to encourage and assist a broad spectrum of the Company's employees to acquire an equity interest in the Company through the purchase of Common Stock. The Purchase Plan also is intended to provide to United States employees participating in the Purchase Plan the tax benefits available under Section 423 of the Internal Revenue Code of 1986, as amended.

        As of July 31, 2003, the last purchase date under the Purchase Plan, approximately 491 of approximately 637 eligible employees were participants in the Purchase Plan. As of July 31, 2003, an aggregate of 3,680,291 shares had been issued to employees under the Purchase Plan and 1,119,781 shares remained available for issuance. In the two purchase dates during 2003, shares of common stock were purchased in the amounts and at the weighted-average prices per share under the Purchase Plan as follows: Nicholas Aretakis: 2,109 shares at $3.01; Robert McMullan 4,665 shares at $3.01; all current executive officers as a group: 6,774 shares at $3.01; and all employees (excluding executive officers) as a group: 1,491,630 shares at $3.04. Messrs. Geday and Powell did not purchase any shares under the Purchase Plan during 2003.

        Management believes that maintaining a competitive employee stock purchase program is an important element in recruiting and retaining employees. The Purchase Plan is designed to more closely align the interests of employees and stockholders by encouraging employees to invest in the Company's securities, and to help employees share in the Company's success. Further, employee stock purchase plan gains have become an important part of overall compensation of employees.

        The Company is requesting authorization of additional shares under the Purchase Plan in order to preserve the current benefits of the Purchase Plan for employees and provide for additional shares to cover purchases under the Purchase Plan by new participants including recently hired employees who may enroll in enrollment periods following the Annual Meeting. The Company believes that the assumptions it has used in estimating the need for additional shares are reasonable. Some of these assumptions, however, are based on factors that cannot be precisely predicted, including the future number of the Company's employees, the future price of the Company's Common Stock, the Company's overall salary levels and the participation rate in the Purchase Plan.

        The Board of Directors believes that the proposed amendment to the Purchase Plan is important for employee retention and in the best interests of the Company and of its stockholders. Accordingly, the Board of Directors recommends a vote "FOR" approval of the increase in shares issuable under the Purchase Plan.

Summary of the Proposed Amendment

        The proposed amendment to the Purchase Plan would increase the maximum number of shares of the Company's common stock that may be issued under the Purchase Plan to 7,600,000, subject to adjustment for stock splits, stock dividends and similar events.

Summary of Employee Stock Purchase Plan

        The Purchase Plan was adopted in 1999 at the time of the Company's initial public offering of common stock. The purpose of the Purchase Plan is to attract and retain the best available personnel, provide additional incentives to the Company's employees and to promote the success of its business.

        The Purchase Plan permits each eligible employee to purchase common stock through payroll deductions. Two overlapping offering periods, each with duration of 24 months, commence on February 1 and August 1 each calendar year. Up to two accumulation periods will commence in each of the six month periods commencing on February 1 and August 1 of each calendar year. Purchases of common stock occur on January 31 and July 31 of each calendar year during an offering period. The price of each share of common stock purchased under the Purchase Plan is 85% of the lower of (A) the fair market value per share of common stock on the last trading day immediately before the first date of the applicable offering period or (B) the fair market value per share of common stock on the purchase date. Each employee's payroll deductions during the accumulation period may not exceed 15% of the employee's cash compensation. No more than 3,000 shares may be purchased on any purchase date.

        Each of the Company's employees is eligible to participate if he or she is scheduled to work for the Company for more than 20 hours per week and for more than five months per year. Employees may end their participation in the Purchase Plan at any time. Participation ends automatically upon an employee's termination of employment with the Company, for whatever reason.

        Prior to the amendment to the Purchase Plan described above, the total number of shares of common stock reserved for issuance under the Purchase Plan is 4,800,000, 3,680,219 of which have previously been issued. The Purchase Plan contains a provision that provided for the automatic increase of the shares authorized under the plan, but that provision has since expired. The proposed amendment will increase the total authorized shares reserved for issuance under the Purchase Plan to 7,600,000.

        The Purchase Plan is administered by the Company's Board of Directors or a committee of one or more of the directors. Currently, the compensation committee of the Board of Directors administers the Purchase Plan. The administrator has discretion to interpret the Purchase Plan and will make all policy decisions relating to its operation.

        The purchase of shares under the Purchase Plan is not itself taxable for federal income tax purposes. If a participant disposes of shares purchased under the Purchase Plan within two years from the first day of the offering period or within one year from the date of purchase (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the stock on the date the stock was purchased exceeds the purchase price. The amount of ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term if the participant's holding period is more than 12 months, otherwise it will be short-term.

        If a participant disposes of shares more than two years after the date the underlying right to purchase shares was granted and more than one year after the date the stock was purchased, or if the participant dies at any time while holding the shares, the participant will realize ordinary income in the year of disposition or death equal to the lesser of (i) the excess, if any, of the fair market value of the shares on the date of disposition or death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which those shares were purchased. The amount of any ordinary income will be added to the participant's basis in the shares, and, in the case of a disposition, any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition or death is less than the purchase price, there will be no ordinary income and, in the case of a disposition, any loss recognized will be a long-term capital loss.

        A deduction will be available to the Company in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition. In all other cases, the Company is not allowed any deduction.

        The Board of Directors may terminate the Purchase Plan at any time without notice. The Board of Directors also has the right to amend the Purchase Plan provided that the Board of Directors must seek and obtain stockholder approval to increase the number of shares reserved under the Purchase Plan. Upon certain events constituting a change of control of the Company (as defined in the Purchase Plan) the Purchase Plan will end and shares will be purchased with payroll deductions accumulated to date by participating employees, unless the plan is assumed by the surviving corporation or its parent.

PROPOSAL 3.    APPROVAL OF THE 2003 NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK PLAN.

General

        The Board of Directors has unanimously approved, subject to stockholder approval, the Company's new 2003 Non-Employee Director Restricted Stock Plan (the "2003 Director Plan"). The Board of Directors has suspended the issuance of options pursuant to the 1999 Director Stock Plan pending outcome of the stockholder vote on the new 2003 Non-Employee Director Restricted Stock Plan at the Annual Meeting. If the 2003 Director Plan is approved by stockholders, no additional awards will be made under 1999 Director Stock Plan. If the new plan is not so approved, the suspension of the 1999 Director Stock Plan will be lifted and directors will receive the options they would have otherwise been entitled to receive pursuant to the 1999 Director Stock Plan had such plan not been so suspended and such plan will remain in effect for future awards.

        The 2003 Director Plan is intended to promote the interests of the Company by granting shares of restricted common stock of the Company to eligible non-employee members of the Board of Directors.

        The Board of Directors believes that the 2003 Director Plan is important for director retention and in the best interests of the Company and of its stockholders. Accordingly, the Board of Directors recommends a vote "FOR" approval of the new 2003 Non-Employee Director Restricted Stock Plan.

Summary of the 2003 Director Plan

        A full copy of the 2003 Director Plan as adopted by the Board of Directors is attached as Exhibit A. The following summary of the terms that will apply if the 2003 Director Plan is approved by stockholders is qualified in its entirety by reference to the full text of the 2003 Director Plan.

        Under the 2003 Director Plan, the maximum number of shares of the Company's common stock that may be issued is 300,000, subject to adjustment for stock splits, stock dividends and similar events.

        Under the 2003 Director Plan, each non-employee director will receive an initial grant of 20,000 shares of restricted stock on the date of the Annual Meeting (or, if later, on the date of first election or appointment to the Board), except that non-employee directors who served as directors of the Company during 2002 and continue to serve following the Annual Meeting will receive instead an initial grant of 17,500 shares. Each non-employee director will receive an annual grant of restricted stock on the date of each annual meeting of stockholders subsequent to the initial grant. Each annual grant will be for 5,000 shares. The 20,000 and 5,000 amounts are subject to adjustment for stock splits, stock dividends and similar events. The 2003 Director Plan allows non-employee directors, under certain circumstances, to elect to receive their director and meeting fees in shares of restricted stock.

        Participants will not be required to pay for the restricted stock except for any minimum purchase price required under applicable law or regulations.

        Initial grants will vest in 16 quarterly installments, with 6.25% of the shares vesting in each installment. Annual grants will vest in eight quarterly installments, with 12.50% of the shares vesting in each installment. The first vesting date in each case will fall three months after the date of grant, with subsequent vesting dates at three month intervals thereafter. Vesting is accelerated in the event of death or disability, or upon the occurrence of a change in control of the Company as defined in the 2003 Director Plan. Unvested shares will be forfeited if the non-employee director leaves the Board for any reason other than death or disability. Until vested, shares of restricted stock cannot be transferred or sold. During the restriction period, a director will have all other rights of a stockholder, including the right to receive dividends and vote the shares. However, the Board of Directors may require that dividends or other distributions with respect to shares of restricted stock, other than normal cash dividends, be themselves subject to restriction.

        The Board of Directors may amend or terminate the 2003 Director Plan at any time, except that without stockholder approval no amendment may increase the maximum number of shares available to be issued under the 2003 Director Plan or the number of shares issuable to any non-employee director as an initial or annual grant, provide for accelerated vesting, or extend the duration of the 2003 Director Plan. Adjustments to reflect stock splits, stock dividends, consolidations (including reverse stock splits) or similar changes in capitalization are not considered amendments.

New Benefits Under the 2003 Director Plan

        Only a director who is not an officer or employee of the Company is eligible to receive a restricted stock award under the 2003 Director Plan. Seven of the eight director nominees standing for election at the Annual Meeting qualify as non-employee directors and would be eligible to participate in the 2003 Director Plan. If all such non-employee director nominees are elected and the proposed 2003 Director Plan is approved by stockholders, the following table sets forth the name of each non-employee director nominee that would be eligible to receive a restricted stock award in 2003 pursuant to the 2003 Director Plan and the number and the value (based on the closing price of the Company's common stock as reported by Nasdaq on August 20, 2003) of the restricted shares to be awarded to such nominees individually and as a group.

Name	Dollar Value	Number of Restricted Shares Subject to Award
Bami Bastani(1)	$145,800	20,000
Steve Bilodeau(1)	$145,800	20,000
Gary Bloom	$127,575	17,500
Dipanjan Deb	$127,575	17,500
John Marren	$127,575	17,500
Garry McGuire(1)	$145,800	20,000
Giuseppe Zocco	$127,575	17,500
Non-employee directors as a group	$947,700	130,000

(1)
As a result of the Board of Directors' suspension of the 1999 Director Stock Plan, Messrs. Bastani, Bilodeau and McGuire did not receive any options pursuant to such plan upon joining the Company's Board of Directors in September 2003. These directors will instead be eligible to receive grants of restricted stock under the new 2003 Non-Employee Director Restricted Stock Plan if such plan is approved by stockholders at the Annual Meeting. If the new plan is not so approved, the suspension of the 1999 Director Stock Plan will be lifted and such directors will receive the 30,000 options that they would have otherwise been entitled to receive pursuant to the 1999 Director Stock Plan had such plan not been suspended at the time they joined the Board.

PROPOSAL 4.    APPOINTMENT OF INDEPENDENT ACCOUNTANTS

General

        At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public accountants, as the auditors of the Company for the year ending December 31, 2003. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's formation in 1996.

        If the foregoing appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Board of Directors will consider the appointment of other independent accountants. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions from stockholders.

        The Board of Directors recommends that stockholders vote to ratify the appointment of the firm of PricewaterhouseCoopers LLP. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted "FOR" ratifying the appointment of the auditors described above.

Discussion of Fees Paid to Independent Auditor

        Audit Fees.    PricewaterhouseCoopers LLP billed the Company $375,000, in the aggregate, for professional services rendered by them for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and the reviews of the interim financial statements included in the Company's Forms 10-Q filed during the fiscal year ended December 31, 2002.

        Financial Information Systems Design and Implementation Fees.    PricewaterhouseCoopers LLP provided no professional services to the Company of the nature described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X during the fiscal year ended December 31, 2002.

        All Other Fees.    PricewaterhouseCoopers LLP billed the Company $804,000, in the aggregate, for all other services rendered by them (other than those covered above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees") during the fiscal year ended December 31, 2002. Other fees primarily relate to income tax compliance and related services of $290,000, acquisition and other transaction related services of $416,000 and other professional services of $98,000.

        The Audit Committee has determined that the rendering of all non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining such firm's independence.

ADDITIONAL INFORMATION

Other Matters

        The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

Annual Report on Form 10-K

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 is being mailed to all stockholders together with this proxy statement. Additional copies of the Annual Report on Form 10-K are available, without charge, upon written request to: GlobespanVirata, Inc., Attn: Investor Relations, 100 Schulz Drive, Red Bank, New Jersey 07701. The Company's Form 10-K and this proxy statement are also available on the Company's website (http://www.globespanvirata.com).

Stockholder Proposals

        Pursuant to applicable rules under the Securities and Exchange Act, some stockholder proposals may be eligible for inclusion in the Company's proxy statement and form of proxy for the 2003 Annual Meeting of Stockholders. In order to be included, any such proposal must be received at the Company's offices at 100 Schulz Drive, Red Bank, New Jersey 07701, Attention: Secretary, a reasonable time before the Company begins to print and mail its proxy materials for such annual meeting. The Company anticipates that such annual meeting will be held on or about June 2004 and as a result, expects to begin to print and mail its proxy materials for such meeting on or about May 1, 2004.

By Order of the Board of Directors

Michael Otner Corporate Secretary

September 19, 2003

Exhibit A

GLOBESPANVIRATA, INC.
2003 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

        (Effective as of Stockholder Approval)

I.
GENERAL PROVISIONS

        1.1    Purposes of Plan.    GlobespanVirata, Inc. has adopted this 2003 Non-Employee Director Restricted Stock Plan to enable the Company to attract and retain the services of experienced and knowledgeable non-employee Directors and to align further their interests with those of the stockholders of the Company by providing for or increasing their proprietary interests in the Company.

        1.2    Definitions.    The following terms, when used in the Plan, shall have the meanings set forth in this Section 1.2:

            (a)   "Award" means an award of Restricted Stock under the Plan.

            (b)   "Board" means the Board of Directors of the Company.

            (c)   "Change in Control" means

              (i)    the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if (A) more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (B) any "person or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires in connection therewith the right or ability by voting power, contract or otherwise to elect or designate for election, directly or indirectly, a majority of the Board;

              (ii)   the sale, transfer or other disposition of all or substantially all of the Company's assets;

              (iii)  a change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

              (iv)  any transaction as a result of which any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (d), the term "person" shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

            (d)   "Common Stock" means the common stock, par value $.001 per share, of the Company.

            (e)   "Company" means GlobespanVirata, Inc., a Delaware corporation, or any successor thereto.

            (f)    "Effective Date" means the date the Plan is approved by the stockholders of the Company.

            (g)   "Eligible Director" means any member of the Board who is not an employee of the Company or of any subsidiary.

            (h)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (i)    "Participant" means any Eligible Director who receives an Award pursuant to the terms of the Plan.

            (j)    "Plan" means the GlobespanVirata, Inc. 2003 Non-Employee Director Restricted Stock Plan as set forth herein, as amended from time to time.

            (k)   "Restricted Stock" means Common Stock subject to an Award under the Plan while such Common Stock remains subject to a substantial risk of forfeiture under the Plan.

        1.3    Common Stock Subject to the Plan.

            (a)   Subject to Article IV and this Section 1.3, the maximum number of shares of Common Stock which may be issued or transferred to Eligible Directors hereunder is 300,000 shares. Shares subject to an Award that are forfeited pursuant to the Plan shall again be available for Awards during the term of the Plan.

            (b)   Shares of Common Stock delivered under the Plan may be authorized but unissued shares or treasury shares, including shares purchased in the open market, as the Board determines.

        1.4    Administration of Plan.    The Plan shall be administered by the Board or by a committee of the Board (the "Committee"). If a Committee is appointed by the Board, all references herein to the Board shall include the Committee. The Board may delegate administrative duties under the Plan to one or more officers of the Company.

        1.5    Participation.    All Eligible Directors shall be entitled to participate in the Plan.

II.
GRANTS OF RESTRICTED STOCK.

        2.1    Restricted Stock Awards.

            (a)   Each Eligible Director who is a member of the Board on the Effective Date, other than an Eligible Director described in the next following sentence, shall be automatically granted on such date an Award of 20,000 shares of Restricted Stock. Each Eligible Director who served as a director of the Company during 2002 and is still a member of the Board on the Effective Date shall be automatically granted on such date an Award of 17,500 shares of Restricted Stock.

            (b)   Each Eligible Director who is first elected or appointed to the Board after the Effective Date and is an Eligible Director on the date of such first election or appointment shall automatically be granted an Award of 20,000 shares of Restricted Stock on the date of such election or appointment.

            (c)   Each Eligible Director shall be granted an annual Award of 5,000 shares of Restricted Stock on the date of each annual meeting of stockholders following the initial Award to the Eligible Director pursuant to Paragraph (a) or Paragraph (b) above (or, in the case of an Eligible Director who was not entitled to an initial Award pursuant to Paragraph (a) or Paragraph (b) above, following the date on which an initial Award would have been made had the Eligible Director been so entitled), as the case may be.

            (d)   Awards under the Plan shall be in addition to any shares of Common Stock or options to acquire Common Stock received by an Eligible Director for serving on the Board prior to the Effective Date.

        2.2    Purchase Price.    Shares of Restricted Stock awarded under the Plan shall be awarded in exchange for services rendered or such other lawful consideration as the Board may determine.

        2.3    Elections to Receive Restricted Stock.    An Eligible Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Restricted Stock or a combination thereof, as determined by the Committee. Such Restricted Stock shall vest immediately upon issuance. An election under this Section 2.3 shall be filed with the Company in the prescribed form.

III.
RESTRICTIONS ON GRANTED STOCK.

        3.1    Restrictions on Shares Issued.    All shares of Common Stock granted pursuant to an Award under the Plan shall be subject to the following restrictions:

            (a)   The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until such shares have vested—that is, until the restrictions set forth in Paragraph (b) below lapse and are removed as provided in Paragraph (d) below and any additional requirements or restrictions set forth in or imposed pursuant to the Plan have been satisfied, terminated or expressly waived by the Company in writing.

            (b)   In the event a Participant's service as a director of the Company terminates for any reason other than death or total disability, all shares of Common Stock acquired under the Plan that have not previously vested shall be forfeited to the Company forthwith, and all rights of the Participant to such shares shall immediately terminate. Each Participant shall, in connection with Awards, execute such stock powers and other forms as the Board may require to facilitate the administration of this Paragraph (b).

            (c)   If a Participant's service as a director of the Company terminates because of death or total disability, any shares of Restricted Stock awarded under the Plan and held by the Participant immediately prior to such termination shall automatically vest in full.

            (d)   Unless earlier vested pursuant to Paragraph (c) or forfeited pursuant to Paragraph (b), each share of Restricted Stock shall vest in accordance with the following rules:

              (i)    Shares granted pursuant to Paragraph (a) or Paragraph (b) of Section 2.1 shall vest in sixteen (16) quarterly installments, with 6.25% of such shares vesting in each installment. Shares granted pursuant to Paragraph (c) of Section 2.1 shall vest in eight (8) quarterly installments, with 12.50% of such shares vesting in each installment. The first quarterly installment in each case shall vest on the date that follows by three months the date of grant and each subsequent quarterly installment shall vest on the day that follows the preceding vesting date by three months.

              (ii)   Notwithstanding the provisions of Subparagraph (i) of this Section 3.1(d), all then outstanding shares of Restricted Stock shall vest immediately prior to a Change in Control.

        3.2    Rights with Respect to Shares of Restricted Stock.    The Company may retain custody of the certificates representing any shares of Restricted Stock and may appropriately legend such certificates to reflect the restrictions to which the shares are subject under the Plan. At such time, if any, as any such share vests, the Company shall cause to be delivered to the Eligible Director (or, in the event of the Eligible Director's death, to the person or persons to whom ownership of such shares passes at death, as determined by the Board) a certificate free of such legend. Subject to the foregoing and the restrictions of the Plan, a Participant shall have all rights of ownership with respect to all shares of Restricted Stock awarded to the Participant under the Plan, including the right to vote and to receive dividends and other distributions with respect thereto, subject to the terms, conditions and restrictions described in the Plan.

        3.3    Securities Law Requirements.    Shares of Common Stock shall not be offered or transferred under the Plan except in compliance with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, and the requirements of any stock exchange (including Nasdaq) upon which the Common Stock may then be listed. As a condition precedent to the issuance of shares of Common Stock pursuant to an Award, the Company may require the Participant to execute such documents or take any reasonable action necessary to comply with such requirements.

IV.
ADJUSTMENTS.

        The maximum number of shares set forth in Section 1.3 and the number of shares subject to initial or annual Awards as set forth in Section 2.1 shall be appropriately adjusted by the Board to reflect any stock split, stock dividend, consolidation (including reverse stock split) or similar change in capitalization. The Board may require that any amounts delivered, exchanged or otherwise paid in respect of Restricted Stock as a dividend (other than a normal cash dividend) or other distribution with respect to such stock, or in connection with any merger, consolidation or similar transaction, be placed in escrow or otherwise made subject to such restrictions as the Board deems appropriate to carry out the intent of the Plan.

V.
MISCELLANEOUS PROVISIONS.

        5.1    Amendment, Suspension and Termination of Plan.    The Board may at any time amend, suspend, or terminate the Plan; provided, however, that no such action shall adversely affect the rights of any Participant with respect to an outstanding Award without his or her consent. Except as required to comply with applicable law or stock exchange (including Nasdaq) rules or requirements, no such amendment shall, without approval of the stockholders of the Company, (i) increase the maximum number of shares specified in Paragraph (a) of Section 1.3 or the number of shares to be granted pursuant to any Award under Section 2.1; (ii) provide for more rapid scheduled vesting than as set forth in Section 3.1; or (iii) extend the duration of the Plan. For the avoidance of doubt, an adjustment pursuant to Article IV shall not be deemed an amendment pursuant to this Section 5.1.

        5.2    Effective Date and Duration of Plan.    The Plan shall become effective on the Effective Date and shall continue in effect until terminated by the Board.

        5.3    Director Status.    Nothing herein or in any instrument executed pursuant hereto shall confer upon any Eligible Director any right to continue as a member of the Board or shall interfere with or restrict the right of the Company or its stockholders to terminate the service of any Eligible Director at any time and for any reason whatsoever, with or without good cause.

        5.4    Securities Law Legends.    In addition to any legend or legends pursuant to Section 3.3 above, each certificate representing shares of Common Stock issued under the Plan shall be endorsed with such legends as the Company may, in its discretion, deem reasonably necessary or appropriate to comply with or to give notice of applicable federal and state securities laws.

        5.5    Withholding of Taxes.    The Company may make such provisions as it deems appropriate for the withholding by the Company of such amounts as the Company determines it is required to withhold in connection with any Award. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant. Any such settlement shall be made in the form of cash, a certified or bank cashier's check or such other form of consideration as is satisfactory to the Board.

        5.6    Transferability.    No right under the Plan, contingent or otherwise, shall be assignable or otherwise transferable or subject to any encumbrance, pledge or change or any nature. Any Award shall be accepted during a Participant's lifetime only by the Participant or the Participant's guardian or other legal representative.

        5.7    Other Plans.    Nothing in the Plan is intended to be or shall be construed as a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors generally, which the Company now has or may hereafter lawfully put into effect.

        5.9    Invalid Provisions.    In the event that any provision of the Plan document is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

        5.11    Singular, Plural.    Whenever used herein, nouns in the singular shall include the plural, as the context may require.

        5.12    Applicable Law.    The Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of Delaware.

        5.13    Successors and Assigns of the Company.    The Plan shall be binding upon the successors and assignees of the Company.

        5.14    Successors and Assigns of Participants.    The provisions of the Plan and any agreement executed upon the acquisition of shares hereunder shall be binding upon each Participant in the Plan, and such Participant's heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest.

        5.15    Headings, Etc. Not Part of Plan.    Heading of Articles and Sections hereof are inserted for convenience and reference only, and they shall not constitute a part of the Plan.

GLOBESPANVIRATA, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders, Thursday, October 16, 2003

        The undersigned stockholder of GLOBESPANVIRATA, INC., a Delaware corporation, hereby appoints Armando Geday and Robert McMullan, or either of them, voting singly in the absence of the other, attorneys and proxies, with full power of substitution and revocation, to vote, as designated below, all shares of common stock of GlobespanVirata, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at the Oyster Point Hotel, 146 Bodman Place, Red Bank, New Jersey on Thursday, October 16, 2003 at 9:00 a.m. (local time) or any adjournment(s) thereof, in accordance with the instructions on the reverse side.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" all nominees in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and "FOR" Proposal No. 4. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

        TO VOTE BY MAIL, PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote "FOR" all nominees in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and "FOR" Proposal No. 4.

1.
Election of the following Nominees as Directors:

(1)   Armando Geday
(2)   Bami Bastani
(3)   Steven Bilodeau
(4)   Gary Bloom
(5)   Dipanjan Deb
(6)   John Marren
(7)   Garry McGuire
(8)   Giuseppe Zocco

FOR ALL NOMINEES (except written to the contrary below)	ABSTAIN
☐	☐
To withhold authority to vote for any individual Nominee, write the Nominee's name on the space provided below:

2.    Approval of the amendment to the Company's Employee Stock Purchase Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.    Approval of the Company's 2003 Non-Employee Director Restricted Stock Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.    The appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2003.

FOR ☐	AGAINST ☐	ABSTAIN ☐

  THE PROXIES ARE AUTHORIZED TO VOTE AS THEY MAY DETERMINE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Date:	, 2003

Signature
Signature (if held jointly)
Please sign exactly as name appears above.
When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

DETACH PROXY CARD HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

QuickLinks

PROXY STATEMENT
STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
PROPOSAL 1. ELECTION OF DIRECTORS
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values
STOCK PERFORMANCE GRAPH
PROPOSAL 2. APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3. APPROVAL OF THE 2003 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN.
PROPOSAL 4. APPOINTMENT OF INDEPENDENT ACCOUNTANTS
ADDITIONAL INFORMATION
GLOBESPANVIRATA, INC. 2003 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
GLOBESPANVIRATA, INC. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Stockholders, Thursday, October 16, 2003